EX-99.PROXY

EGA EMERGING GLOBAL SHARES TRUST
EGA FRONTIER DIVERSIFIED CORE FUND

Proxy Voting Policy and Procedures

The EGA Emerging Global Shares Trust and the EGA Frontier Diversified Core Fund (each, a “Fund” and collectively, the “Funds”) have adopted this Proxy Voting Policy and Procedures (the “Policy”), as set forth below, in recognition of the fact that proxy voting is an important component of investment management and must be performed in a dutiful and purposeful fashion in order to advance the best interests of shareholders of the series of the Funds.

The Funds or the investment adviser may retain a proxy voting service (“Proxy Voting Service”) to provide assistance regarding the objective review and voting of proxies on any assets held by the Funds that invest in the securities consistent with this Policy.

Shareholders of the Funds expect the Funds to vote proxies received from issuers whose voting securities are held by a Fund. The Funds exercise their voting responsibilities as a fiduciary, with the goal of maximizing the value of the Funds’ and their shareholders’ investments. The Funds seek to ensure that proxies are voted in the best interests of the Funds and Fund shareholders (except where a Fund is required by law or contract to vote proxies of an acquired fund in the same proportion as the vote of all other shareholders of the acquired fund (i.e., “echo vote”).

I.	Delegation of Proxy Voting to Investment Adviser

The investment adviser, Emerging Global Advisors, LLC (“EGA”), shall vote proxies relating to securities held by the Funds and, in that connection subject to any further policies and procedures contained herein, shall use proxy voting policies and procedures (“Proxy Policy”) adopted by EGA in conformance with Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (“Advisers Act”). A Fund may refrain from voting if doing so would be in the Fund's and its shareholders' best interests. These circumstances may arise, for example, when the expected cost of voting exceeds the expected benefits of voting, when exercising the vote results in the imposition of trading or other restrictions.

II.	Material Conflicts of Interest

If EGA knows that a vote presents a material conflict between the interests of: (a) shareholders of the Fund(s) and (b) the adviser, sub-adviser, principal underwriter, or any of their affiliated persons, and (ii) EGA does not propose to vote on the particular issue in the manner prescribed by its Proxy Policy, then EGA will follow the material conflict of interest procedures set forth in its Proxy Policy when voting such proxies.

III.	Securities Lending Program

Certain Funds may participate in a securities lending program through a lending agent. When a Fund’s securities are out on loan, they are transferred into the borrower’s name and are voted by the borrower, at its discretion. Thus, the Funds will not vote proxies on any loaned security.

IV.	Disclosure of Proxy Voting Policies and Procedures in the Funds’ Statement of Additional Information (“SAI”)

The Funds shall include in its SAI a summary of the Funds’ Policy and the Proxy Policy. In lieu of including a summary of its policy, the Funds may include the policies in full.

V.	Disclosure of Proxy Voting Policies and Procedures in Annual and Semi-Annual Shareholder Reports

The Funds shall disclose in its annual and semi-annual shareholder reports that a description of the Funds Policy and the Funds’ proxy voting record for the most recent 12 months ended June 30 are available on the Securities and Exchange Commission’s (“SEC”) website, and without charge, upon request, by calling a specified toll-free telephone number. The Funds will send the foregoing documents within three business days of receipt of a request, by first-class mail or other means designed to ensure equally prompt delivery.

VII.	EGA and Fund CCO Responsibilities

The Funds have delegated proxy voting authority with respect to the Fund(s)’ portfolio securities to EGA, as set forth above. Consistent with this delegation, EGA is responsible for the following:

(1)	Implementing written policies and procedures, in compliance with Rule 206(4)-6 under the Advisers Act, reasonably designed to ensure that EGA votes portfolio securities in the best interest of shareholders of the Fund(s) owning the portfolio securities voted.

(2)	Providing to the Funds’ Chief Compliance Officer (“CCO”) a summary of the material changes to a Proxy Policy during the period covered by the CCO’s annual compliance report to the Board, and a redlined copy of such Proxy Policy as applicable.

(3)	The CCO shall review all Proxy Policies at least annually to ensure that they are in compliance with Rule 206(4)-6 under the Advisers Act, and appear reasonably designed to ensure that EGA votes portfolio securities in the best interest of shareholders of the Fund(s) owning the portfolio securities voted.

VIII.	Review Responsibilities

The Funds or EGA may retain a Proxy Voting Service to coordinate, collect, and maintain all proxy- related information, and to prepare and file the Funds’ reports on Form N-PX with the SEC.

The adviser or sub-adviser will review the Fund(s)’ voting records maintained by the Proxy Voting Service in accordance with the following procedures:

•	On a quarterly basis, select a sample of proxy votes from those submitted and review them against the Proxy Voting Service files for accuracy of the votes.
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IX.	Preparation and Filing of Proxy Voting Record on Form N-PX

The Funds will annually file their complete proxy voting record with the SEC on Form N-PX. The Form N-PX shall be filed for the twelve months ended June 30 no later than August 31 of that year.

The Fund Administrator will be responsible for oversight and completion of the filing of the Funds’ reports on Form N-PX with the SEC. The Proxy Voting Service will prepare the EDGAR version of Form N-PX and will submit it to the Fund Administrator for review and approval prior to filing with the SEC; the Fund Administrator in turn will submit it to EGA for review and approval prior to filing with the SEC. The Fund Administrator will file Form N-PX for each twelve-month period ended June 30 and the filing for each year will be made with the SEC on or before August 31 of that year.

X.	Recordkeeping

Documentation of all votes for the Funds will be maintained by EGA, and/or the Proxy Voting Service.

Adopted: May 17, 2012

Amended: May 16, 2013, January 10, 2014

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